Exhibit (a)(19)

Fila Press Release

For more information, please contact:

Fila Holding S.p.A.
Investor Relations Office:
Elena Carrera +39 15 3506 246

             FILA ANNOUNCES NEW ITEMS OF THE AGENDA OF EXTRAORDINARY
            SHAREHOLDERS' MEETING TO BE CONVENED ON OCTOBER 24, 2003

September 25th, 2003 - Fila Holding S.p.A. (Fila Holding) (NYSE: FLH) announced that its Board of Directors decided today that at the Shareholders' Meeting on October 24, 2003 (the convening of which was previously decided by Fila Holding's Board of Directors on July 30, 2003 to examine Fila Holding's financial statements as of June 30, 2003 and consider actions related to losses as of such date), Fila Holding's shareholders will also be asked to consider the change of company's name from Fila Holding S.p.A. to RCS Investimenti S.p.A., and the transfer of Fila Holding's registered seat from Viale Cesare Battisti 26, Biella, Italy to Via Angelo Rizzoli 2, Milan, Italy, both effective as of January 1, 2004, and, upon request of RCS MediaGroup (which presently owns approximately 97.83% of Fila Holding capital) resolutions authorizing Fila Holding's Board of Directors to do any act to achieve the delisting of the American Depositary Shares (ADSs) representing Fila Holding's ordinary shares from the New York Stock Exchange (NYSE) (as well as any act that is necessary or useful to achieve the delisting in case of an involuntary procedure commenced by the NYSE), the deregistration of ADSs and ordinary shares under the Securities and Exchange Act of 1934, as amended, and the termination of the existing deposit agreement among Fila Holding, The Bank of New York and the owners and beneficial owners of American Depositary Receipts (ADRs) evidencing ADSs.

Holders of ADSs as of the close of business on September 22, 2003 will be receiving materials that will enable such holders to instruct The Bank of New York, as ADRs Depositary, to vote the Fila ordinary shares represented by the ADSs held by such holders as of the record date at the Extraordinary Shareholders' Meeting.

Fila Holding S.p.A.
Investor Relations
Viale Cesare Battisti, 26
13900 Biella - Italy
Tel. +39.015.35061
Fax +39.015.3506297